Exhibit 99.2

Staffing 360 Solutions Announces Closing of $9.25 Million Private Placement Priced At-The-Market Under Nasdaq Rules

NEW YORK, November 3, 2021 - Staffing 360 Solutions, Inc. (NASDAQ: STAF), a staffing company executing an international buy-integrate-build strategy through the acquisition of staffing organizations in the United States and the United Kingdom, today announced the closing of its previously announced private placement of 4,683,547 shares of common stock (or common stock equivalents) priced at-the-market under Nasdaq rules. In the private placement, the Company also issued to the investors unregistered warrants to purchase up to an aggregate of 4,683,547 shares of common stock. The purchase price for one share of common stock (or common stock equivalent) and one warrant to purchase one share of common stock was $1.975. The warrants have an exercise price of $1.85 per share, are immediately exercisable, and will expire five years from issuance. The gross proceeds to the Company from the private placement were approximately $9.25 million.

H.C. Wainwright & Co. acted as the exclusive placement agent for the offering.

Staffing 360 intends to use the net proceeds received from the offering for repayment of debt and general working capital purposes. Upon the repayment of certain debt obligations, the Company estimates that it will have approximately $9,356,000 of debt, as compared with approximately $55,369,000 as of January 2, 2021, representing a significant reduction of approximately 83%.

The offer and sale of the foregoing securities were made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

Under an agreement with the investors, Staffing 360 is required to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of the common stock and the shares of common stock underlying the warrants in the private placement no later than 15 days after the date of the agreement and to use best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than 45 days following the date of the agreement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom. The Company believes that the staffing industry offers opportunities for accretive acquisitions and as part of its targeted consolidation model, is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and light industrial staffing space. For more information, visit http://www.staffing360solutions.com. Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Continued

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as “expect,” “look forward to,” “anticipate” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “project” or words of similar meaning. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified, and include, among others, statements regarding the intended use of net proceeds from the private placement and its estimated outstanding debt following the closing of the private placement; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation; the Company’s ability to retain its listing on the Nasdaq Capital Market; market and other conditions; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; weakness in general economic conditions and levels of capital spending by customers in the industries the Company serves; weakness or volatility in the financial and capital markets, which may result in the postponement or cancellation of customer capital projects or the inability of the Company’s customers to pay the Company’s fees; the termination of a major customer contract or project; delays or reductions in U.S. government spending; credit risks associated with the Company’s customers; competitive market pressures; the availability and cost of qualified labor; the Company’s level of success in attracting, training and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations, including the impact of health care reform laws and regulations; the possibility of incurring liability for the Company’s business activities, including, but not limited to, the activities of the Company’s temporary employees; the Company’s performance on customer contracts; negative outcome of pending and future claims and litigation; government policies, legislation or judicial decisions adverse to the Company’s businesses; the Company’s ability to access the capital markets by pursuing additional debt and equity financing to fund its business plan and expenses on terms acceptable to the Company or at all; and the Company’s ability to comply with its contractual covenants, including in respect of its debt agreements, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. The Company does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Investor Relations Contacts:

Terri MacInnis, VP of IR

Bibicoff + MacInnis, Inc.

(818) 379-8500 x2

terri@bibimac.com